Exhibit 99.1

Final St Barnabas Press Release

Ygiene 206 Sterilant May be Effective At Removing Some Health Threatening Microorganisms In the Presence of Blood From Certain Contaminated Surgical Instruments

Morristown, NJ, October 2,, 2012  — BioNeutral Group Inc.   (OTC Bulletin Board: BONU- News), a specialty life science technology-based  company, and Barnabas Health of West Orange, New Jersey, today jointly announced the results of an initial collaborative research program.  In this study of about fifty (50) surgical instruments conducted at Saint Barnabas Medical Center, a Barnabas Health facility, Ygiene 206 Sterilant was shown to effectively remove microorganisms in the presence of blood from contaminated surgical instruments in 90 seconds to two minutes. This use of Ygiene would represent an important preventive step in the reduction of serious occupational exposure to healthcare workers of blood or bodily fluids from surgical instruments.

The use of Ygiene on contaminated surgical instruments may reduce risk to healthcare workers who handle these instruments from exposure to blood borne pathogens, reduce the likelihood of serious infectious injury to these healthcare workers, reduce the lost time from these injuries and protect the associated costs incurred by the healthcare facility from these occupational exposure incidents. As evidenced by the loosening of soil, blood and some health threatening microorganisms from surgical instruments, the results of this study also suggest that the Ygiene 206 Sterilant could be an effective alternative to  the use of enzymatic detergents for presoaking contaminated surgical instruments since these enzymatic presoaks have no antimicrobial action.

Mark Lowenthal, CEO of BioNeutral, stated: “Saint Barnabas Medical Center’s testing confirmed the use of the Ygiene product as a disinfectant and its potential for greatly decreasing a source of healthcare worker’s  exposure to blood and/or blood -borne pathogens.”

Nancy Chobin, the researcher for this study, stated:   “Our very limited and controlled  study indicated that Ygiene 206 was able to loosen  microorganisms from surgical instruments in the presence of human blood.  In addition, the microorganisms were not isolated when hinged instruments were cleaned in the closed position (worst case scenario).  If surgical instrument manufacturers will permit using Ygiene 206 on their instruments, Ygiene 206 may  enhance  employee safety.”  The representative also noted that further tests are required and the breadth of the test and instruments will need to be expanded.

About BioNeutral Group, Inc.

Headquartered in Morristown, New Jersey with lab facilities at the New Jersey Institute of Technology in Newark, Inc.,   Bioneutral Group, Inc. is a specialty technology-based life-science company which has developed a technology platform that neutralizes harmful environmental contaminants, toxins and dangerous micro-organisms including bacteria, viruses, mold, fungi and spores. BioNeutral's products, Ygiene® and Ogiene®, kill germs and clean surfaces with a dramatic increase in speed and power over their rivals in the marketplace. BioNeutral's proprietary platform technology has been proven effective in surface, water and airborne applications. Its antimicrobial line of products under the Ygiene® brand have been approved by the EPA for sale in the United States and has previously been approved for sale in Germany and it is also permitted to be sold in the UK, France and Sweden. Auto Neutral is a registered trademark of BioNeutral Group, Inc. For more information on BioNeutral, including a listing of company products, leadership and background please visit www.bioneutral.com.

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ABOUT BARNABAS HEALTH:

Barnabas Health is New Jersey’s largest integrated healthcare delivery system with six acute care hospitals and a network of ambulatory care, behavioral health, home care and hospice programs. Barnabas Health provides treatment and services for more than two million patient visits each year. The system has 18,200 employees, 4,600 physicians and 445 residents and interns.

DISCLOSURE: BioNeutral Group, Inc. and Barnabas Health are parties to a collaborative agreement pertaining to the use or sale of the Ygiene 206 product.

Forward-Looking Statements: This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those described in the Company's filings with the Securities and Exchange Commission. BioNeutral routinely tests its formulations against those of its competitors. The results are published to let shareholders know how the Company's technology compares with known formulations in the market place. Any product claim for antimicrobial activity requires approval from the EPA or FDA, depending upon where and how the formulations are used. The EPA has approved and registered the Company's data and findings specific to Ygiene-206. BioNeutral's antimicrobial formulations will be marketed under the brand name Ygiene® and are available for sale in the United States.

Contact:
INVESTOR RELATIONS:
Jeff Ramson
ProActive Capital Resources Group, LLC
646-863-6341

FOR THE COMPANY:
Mark Lowenthal CEO
BioNeutral Group, Inc.
55 Madison Avenue, Suite 40
Morristown, NJ 07960